Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184703

PROSPECTUS

$25,000,000

MicroVision, Inc.

Common Stock

Preferred Stock

Warrants

We may sell from time to time up to $25,000,000 of our common stock, preferred stock, or warrants in one or more transactions.

We will provide specific terms of these securities and offerings in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on The NASDAQ Global Market under the symbol “MVIS.” On November 14, 2012 the closing price of our common stock on The NASDAQ Global Market was $2.27 per share.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the information under the heading “Risk Factors” set forth herein on page 1 and in our filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our securities.

Our executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052, and our telephone number is (425) 936-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2012.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of MicroVision, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to obtain financing; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other factors set forth in the section entitled “Risk Factors” below, and in the documents incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, each as amended or supplemented, which are incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by our subsequent quarterly reports or other filings, including filings after the date hereof, with the Securities and Exchange Commission under the Exchange Act. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

THE COMPANY

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. Our PicoP projection display technology uses highly efficient laser light sources which can create vivid images with high contrast and brightness.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sales. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

TO EARNINGS

As we have incurred losses in each of the periods presented below, our earnings were inadequate to cover fixed charges and preference dividends, if any, by the following amounts (in thousands):

	SIX MONTHS ENDED JUNE 30,	FISCAL YEAR ENDED DECEMBER 31,
	2012	2007	2008	2009	2010	2011
Additional earnings required to cover fixed charges	14,774	26,393	32,620	39,529	47,460	35,808

Our deficiency of combined fixed charges and preference dividends to earnings for each of the periods referred to above has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. Please refer to Exhibit 12.1 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges and preference dividends, if any.

DESCRIPTION OF CAPITAL STOCK

Our Certificate of Incorporation, as amended, authorizes us to issue 100,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share. As of October 26, 2012, there were 25,078,195 shares of common stock, and no shares of preferred stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of MicroVision, which could depress the market price of our common stock. If we offer preferred stock, the terms of that series of preferred stock will be set forth in the prospectus supplement relating to that series.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, warrants or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement or term sheet relating to the warrants offered hereby. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus forms a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

•	the offering price or prices;

•	the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

•	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

•	the date on and after which such warrants and the related securities, if any, will be transferable separately;

•

the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors, if any, relating to such warrants;

•	the identity of any warrant agent; and

•	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

PLAN OF DISTRIBUTION

General. We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own accounts and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement. We may engage in “at the market” offerings only of our common stock. An “at the market” offering is defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act, as an offering of equity securities into an existing trading market for outstanding shares of the same class at other than a fixed price.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Listing of Securities. Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or market, except for the common stock, which will be listed on The NASDAQ Global Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity or any trading in the securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K:

•

Our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012, and amendment no. 1 to our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on October 30, 2012;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, filed with the SEC on May 10, 2012 and August 7, 2012, respectively;

•	Our current reports on Form 8-K filed with the SEC on January 26, 2012, February 17, 2012, May 22, 2012, June 11, 2012, June 18, 2012, September 21, 2012 and October 3, 2012;

•	Any other filings we make pursuant to the Exchange Act after the filing date of the initial registration statement and prior to effectiveness of the registration statement; and

•

The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

MicroVision, Inc.
6222 185th Avenue NE
Redmond, Washington 98052
Attention: Investor Relations
(425) 936-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the securities offered hereby.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.